EXHIBIT 10.1

THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT,

WHICH HAVE BEEN REMOVED AND REPLACED WITH

AN “XX”, HAVE BEEN OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT UNDER RULE 406

PROMULGATED UNDER THE SECURITIES ACT OF 1933 AND

RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

AMENDMENT NO. 2 TO

EXCLUSIVE MANUFACTURING AND DISTRIBUTION AGREEMENT

RxElite Holdings Inc. ("Distributor") and MINRAD, INC. ("Manufacturer") hereby agree as follows:

1.             Reference is made to a certain Exclusive Manufacturing and Distribution Agreement, between Distributor and Manufacturer dated on or about June 9, 2004, as amended by an Addendum to Distribution Agreement dated on or about March 28, 2005 (as amended, the "Distribution Agreement"). Any specially capitalized terms used in this Amendment No. 2 shall have the same defined meanings as provided for in the Distribution Agreement.

2.             Reference is made to two purchase orders by Distributor to purchase Sevoflurane in bulk drums, the first of which shall be referred to herein as the "Initial Sevo Order", and the second of which as the "Second Sevo Order" (and collectively as the "Orders"). The Orders shall be subject to the Distribution Agreement as hereby further amended. The Initial Sevo Order will be delivered in 2 (two) parts; the first part being delivered in June 2006 and consisting of the equivalent of XX 250ml bottles of Sevoflurane and the second part being delivered in September 2006 and consisting of the equivalent of XX 250ml bottles of Sevoflurane. The Second Sevo Order will be delivered in November/December 2006 and will consist of the equivalent of XX 250ml bottles of Sevoflurane. The bottles shall have an expiration dating of 2 (two) years when bottled.

3.             The Distribution Agreement is hereby further amended as follows:

A.     Section 2.3 and Section 4(b) of the Distribution Agreement are hereby amended to provide that (i) for the Initial Sevo Order, the terms of payment are XX% XX days, net XX days; and (ii) for the Second Sevo Order and for all product orders under the Distribution Agreement after the date hereof, the terms of payment will be XX% XX days, net XX days.

B.     For clarification, in addition to the RxElite trademark, Distributor will use Manufacturer's MINRAD® and Sojourn™ trademarks in connection with the resale of Sevoflurane to the market. This shall be done in a similar manner to the Distributor's Isoflurane and Enflurane labels.

C.     Section 3.1 of the Distribution Agreement is hereby amended to provide that the Distributor must purchase a minimum XX% of the annual minimum commitment.

D.     Section 4(1) of the Distribution Agreement is hereby amended to read in its entirety as follows:

"(l) Distributor shall have hired a minimum of four (4) Regional sales managers within thirty (30) days of signing this agreement. Distributor shall have hired a minimum of twenty-four (24) hospital market sales representatives within eighty (180) days after US FDA Sevoflurane approval and will use its reasonable commercial efforts to do so within 90 days after such approval;"

E.

The price for Sevoflurane provided for in Attachment A-I to the Agreement is changed from $XX per bottle to $XX per bottle (the "Base Price") for all orders after and excluding the Initial Sevo Order (60,000 bottles), which Base Price shall remain in effect until June 30, 2007 (regardless of when the FDA approval for Sevoflurane is received by Manufacturer).

F.

Section 5.2 of the Distribution Agreement is amended to provide that for sales of Sevoflurane after June 30, 2007, the Base Price will be adjusted, up or down, on an annual basis (with the contract year, for this purpose running from July 1 to June 30) to reflect changes in Manufacturer's total costs of producing Sevoflurane (using May 31, 2006 as the baseline date for comparing Manufacturer's costs) including but not limited to (a) raw materials and other product components and (b) Manufacturer's standard production costs as already used internally by Minrad management; provided, however, that no reduction of the Base Price shall be effective until Manufacturer has received the economic benefit from cost reductions of $XX in total costs of producing Sevoflurane (to cover certain cost increases absorbed by Manufacturer for Sevoflurane). The Manufacturer shall provide Distributor with such information and documentation as it may reasonably request to evidence and support any changes to the Base Price provided for hereunder including sharing the Manufacturer's internal standard production costs used in calculating management compensation at the Manufacturer. The parties shall meet (in person or by conference call) prior to the beginning of each contract year (starting immediately prior to July 1, 2007) to review any changes in costs that may trigger a price change contemplated hereunder.

G.

The parties agree that the Distributor's Annual Commitments to purchase Isoflurane and Enflurane for years 2006 and 2007 only that are set forth in Attachment A-I to the Distribution Agreement, are reduced to XX.

H.

Section 18.6 of the Distribution Agreement is hereby amended to read in its entirety as follows:

"18.6 Assignment; Change of Control. Neither this Agreement,  nor any interest therein, nor any of the rights and obligations of either party hereunder, may be directly or indirectly assigned, sold, delegated, or otherwise disposed of by either party, in whole or in part, without the prior written consent of the other party, which will not be unreasonably withheld. For the purposes of this Section, in the ease of the Distributor, an "assignment" shall be deemed to have occurred upon (a) a change of control resulting from a single transaction or series of related transactions, or (b) a restructuring of the Distributor, or transfer or removal of a material amount of assets from the Distributor, or assumption of debt by the Distributor such that as a result of such restructuring, transfer, removal or assumption, the Distributor possesses a net worth materially less than that of the Distributor on the effective date of this Agreement. In addition, for clarification, (a) a "change of control" will occur if any person, company, or other entity acquire beneficial ownership of 80% or more of Distributor's capital stock or the executive management of Distributor is materially changed in connection with any ownership change affecting Distributor; and (b) if a change in control occurs in which a competitor of Manufacturer (wherever located) acquires an ownership or management position in Distribution, Manufacturer can withhold its consent and terminate the New Agreement." A competitor shall be defined as a manufacturer or distributor of anesthetic products or products that compete with other products produced by Manufacturer.

4.

Except as provided for in this Amendment No. 2, the Distribution Agreement shall remain in full force and effect.

This Amendment No. 2 has been executed below by the duly authorized representatives of the Distributor and the Manufacturer.

RxELITE HOLDINGS INC.

                MINRAD, INC.

By:

/s/ Jonathan Houssian

By:

/s/ William H. Burns, Jr., CEO

Title:

President

William H. Burns, Jr., CEO

Date:

June 14, 2006

Date:

June 14, 2006